NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN BOARD APPROVES NEW SHARE REPURCHASE AUTHORIZATION OF $1 BILLION AND DECLARES CASH DIVIDEND

Louisville, KY, January 28, 2016 - Brown-Forman Corporation (NYSE: BFB, BFA) announced that its Board of Directors has approved a new $1 billion share repurchase authorization, commencing April 1, 2016 through March 31, 2017, subject to market and other conditions. The current buyback expires on March 24, 2016. Under the new repurchase program, the company can repurchase Class A and Class B common shares from time to time for cash in open market purchases, block transactions, and privately negotiated transactions in accordance with applicable federal securities laws. This share repurchase program may be modified, suspended, or terminated by the company at any time without prior notice.

Paul Varga, chief executive officer of Brown-Forman said, "Our company is very well-positioned to capitalize on continued global demand for premium American whiskey brands, led by our Jack Daniel’s trademark. We have been investing significantly in our future growth and refining our portfolio of brands, including the recently announced sale of Southern Comfort, which is expected to close on March 1, 2016. Our excellent balance sheet, coupled with the anticipated proceeds from the sale of Southern Comfort and Tuaca and our strong and growing cash flow, allow us to continue to return capital to shareholders."

Brown-Forman’s Board of Directors also declared a regular quarterly cash dividend of 34 cents per share on its Class A and Class B Common Stock. Stockholders of record on March 9, 2016 will receive the cash dividend on April 1, 2016.

Brown-Forman has paid regular quarterly cash dividends for 70 consecutive years and has increased the dividend for 32 consecutive years. Brown-Forman is a member of the prestigious Standard & Poor’s 500 Dividend Aristocrats Index which is comprised of an elite list of companies selected by Standard & Poor’s that have consistently increased their cash dividend every year for over 25 years.

For more than 145 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Southern Comfort, Korbel, el Jimador, Woodford Reserve, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, and Chambord. Brown-Forman’s brands are supported by nearly 4,400 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

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Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

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Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies - especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

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Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

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Changes in consumer preferences, consumption or purchase patterns - particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, water, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

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Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.